Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Company reports record revenue and positive cash flow from operations.

      Cleveland, Ohio, November 6, 2003...DATATRAK International, Inc. (Nasdaq: DATA), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today reported its operating results for the third quarter and first nine months of 2003.

      For the three months ended September 30, 2003, revenue increased approximately 26% to $1,895,000, and DATATRAK reported a 78% gross margin and a net loss of ($68,000), or ($0.01) per share. The company demonstrated positive cash flow from operations during the third quarter of 2003 of approximately $517,000. DATATRAK reported revenue of $1,505,000 and a net loss of ($1,785,000), or ($0.34) per share, in the third quarter of 2002. The 2002 results include special items charges of $364,000 associated with a reduction in employees and a terminated potential acquisition.

      For the nine months ended September 30, 2003, DATATRAK’s revenue increased approximately 47% to $5,087,000 and the Company recorded a net loss of ($751,000), or ($0.14) per share. These results compared with revenue of $3,466,000 and a net loss of ($5,292,000), or ($1.01) per share, in the corresponding period of the previous year. The 2002 results include special items charges of $364,000 associated with a reduction in employees and a terminated potential acquisition.

      Significant developments occurring in the third quarter were:

•	FDA approval of the 14th drug using DATATRAK EDC™ in its development program – an industry leading statistic
•	Record number of EDC trials (51) using the Company’s product suite in 2003
•	Number of countries with DATATRAK EDC™ deployments reached 42 with the addition of Colombia and Croatia
•	Crossed historic milestones of more than 100 DATATRAK clinical trials involving more than 47,000 patients
•	Appointed Dr. Gary Gabriel as the Vice President of Global Business Development who will lead a focused sales effort in a market increasingly receptive towards experiencing the advantages of EDC
•	Increasing consultative activity by DATATRAK with its customers and outstanding acceptance of the Company’s Certification Program indicate strong support for larger implementations of EDC in 2004

      DATATRAK’s backlog currently stands at $13.0 million. Backlog declined during the third quarter primarily due to the cancellation of three clinical trials by one customer totaling $1.7 million. These cancellations were unrelated to the use of EDC. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not yet been signed. All contracts are subject to possible delays or cancellation or they can change in scope in a positive or negative direction. Therefore, the current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue.

      Dr. Jeffrey Green, President and Chief Executive Officer of DATATRAK International, Inc. commented; “Largely as a result of the cancelled trials mentioned above and delays in the startup of other trials, DATATRAK expects 2003 revenue of $7.0 to $7.2 million, slightly below previous estimates. For 2004, the Company’s guidance is for revenue of $11 to $13 million with basic earnings per share of $0.14 to $0.29 and fully diluted earnings per share of $0.13 to $0.27. Guidance for 2004 is based on management’s current expectation of future revenue from both existing backlog and new trials yet to be signed. This guidance also takes into consideration the Company’s net operating loss carry-forward of approximately $22.0 million for income tax purposes. At our current stage of development, it is important to recognize that some degree of volatility is to be expected in our quarterly operating results. The timing of new clinical trials, the upward or downward revisions in the size of trials and the potential for early termination of ongoing trials are all events that can have a positive or negative impact on any given quarter. Likewise, our 2004 estimates of revenue and earnings are based on somewhat limited visibility, specifically with respect to the latter part of fiscal 2004, and will thus be modified and updated in the coming quarters.”

      Commenting further Dr. Green stated, “This quarter was the culmination of an outstanding set of accomplishments by our entire corporate team that has taken our Company from more than $500,000 per month of net losses to positive cash flow from operations in less than twelve months. More importantly, these achievements were realized while successfully scaling up and delivering on a growing number of contracts and customers. These results, and our current estimates for next year, demonstrate how our business model and strong gross margins leverage future revenue growth to the bottom line once we achieve profitability.”

      The Company will also host a conference call today at 4:30 p.m. EST. To participate in the call, participants are asked to dial 973-317-5319 a few minutes before 4:30 p.m. EST. A replay of the conference call will be available at approximately 6:30 p.m. EST on Thursday, November 6, 2003, and will run until 12:00 a.m. EST on Friday, November 14, 2003. Dialing 973-709-2089 will access the replay. The access code is 311553.

      DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC™ and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC™ was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC™ can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC™ software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in over 40 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

      Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC™ software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black
President and Chief Executive Officer	Chief Financial Officer
DATATRAK International, Inc.	DATATRAK International, Inc.
440-443-0082 x112	440-443-0082 x110

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2003	December 31, 2002

Cash and investments	$4,540,749	$2,467,919
Accounts receivable, net	787,054	883,584
Other	1,425,024	1,954,071

Total assets	$6,752,827	$5,305,574

Accounts payable and other current liabilities	$1,956,949	$2,050,978
Long-term liabilities	—	23,979
Shareholders’ equity	4,795,878	3,230,617

Total liabilities and shareholders’ equity	$6,752,827	$5,305,574

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,

	2003	2002

Revenue	$1,895,330	$1,504,867
Direct costs	411,332	469,734

Gross profit	1,483,998	1,035,133
Selling, general and administrative expenses	1,336,139	2,176,900
Special items	—	363,964
Depreciation and amortization	220,826	294,426

Loss from operations	(72,967)	(1,800,157)
Other income, net	4,962	15,129

Net loss	$(68,005)	$(1,785,028)

Basic and diluted net loss per share	$(0.01)	$(0.34)

Weighted average common shares outstanding	5,705,929	5,263,836

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Nine Months Ended September 30,

	2003	2002

Revenue	$5,086,555	$3,466,149
Direct costs	1,110,557	1,410,375

Gross profit	3,975,998	2,055,774
Selling, general and administrative expenses	4,024,478	6,203,816
Special items	—	363,964
Depreciation and amortization	713,922	845,713

Loss from operations	(762,402)	(5,357,719)
Other income, net	11,071	65,765

Net loss	$(751,331)	$(5,291,954)

Basic and diluted net loss per share	$(0.14)	$(1.01)

Weighted average common shares outstanding	5,424,785	5,228,524